Company Logo                                               Exhibit 99.1

                                                        Citizens Utilities
                                                        3 High Ridge Park
                                                        Stamford, CT 06905
                                                        203.614.5600
                                                        Web site: www.czn.net

FOR IMMEDIATE RELEASE

Contact:
Alan Oshiki, Assistant Vice President
Investor Relations
(203) 614-5629
aoshiki@czn.com

  CITIZENS UTILITIES REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER OF 2000


STAMFORD, Conn., May 15, 2000 - Citizens Utilities (NYSE: CZN) today reported financial results quarter ended March 31, 2000.

First quarter revenue from continuing operations, net of intercompany eliminations, was $282.5 million, up 7% from $264.8 million in the first quarter of 1999. Revenue growth was driven by a 49% increase in revenue from the company's competitive local exchange carrier subsidiary, Electric Lightwave, Inc. (NASDAQ:ELIX). Electric Lightwave's revenue totaled $56.8 million for the quarter compared to $38.2 million for the prior year period. Telecommunications revenue from the company's incumbent local exchange carrier subsidiaries was $226.3 million, as compared to $227.2 million for the 1999 first quarter, which contained a $10 million, one-time subsidy settlement. Exclusive of the one-time subsidy settlement, Telecommunications revenue for the quarter increased by $9.5 million or 4% over the first quarter of 1999.

First quarter 2000 EBITDA (earnings before interest, taxes, depreciation and amortization) from continuing operations, net of intercompany eliminations, totaled $95.5 million, a 38% increase over the prior year quarter.

Telecommunications EBITDA for the quarter was $102.0 million, up 11% from $91.5 million in the prior year period. First quarter Telecommunications EBITDA was impacted by $3.9 million of assimilation expense related to the pending acquisition of approximately one million telephone access lines. Absent this expense EBITDA increased to $105.9 million, which equates to an EBITDA margin of 47%. Absent the one-time subsidy settlement in the comparable quarter last year, EBITDA increased approximately 31% quarter over quarter.

Electric Lightwave's first quarter EBITDA loss was $6.7 million, a 71% improvement over the $22.8 million loss of the year ago quarter.

Citizens' net income for first quarter was $7.3 million, or 3 cents per share, compared to net income of $11.7 million, or 5 cents per share excluding the gain on the sale of investments, in the first quarter of 1999.

Commenting on the results, Citizens' president and chief operating officer Rudy Graf said, "As we continue Citizens' transition to a communications company, we are very pleased with the ongoing performance improvements at our Telecommunications operations and at Electric Lightwave. The improvement in our Telecommunications EBITDA margin to 47% over the past twelve months demonstrates management's focus on and commitment to maximizing the operating performance of our existing telecommunications operations. We anticipate double-digit growth in Telecommunications EBITDA to continue throughout the rest of the year. At Electric Lightwave, we expect revenue growth of about 50% in 2000 and positive EBITDA in the second half of this year."

Citizens Utilities provides telecommunications services to more than one million customers in 13 states. In 1999, Citizens agreed to purchase approximately one million additional access lines in transactions that will begin to close in mid-2000. Citizens also owns 82% of Electric Lightwave, Inc. (NASDAQ:ELIX), a facilities-based, integrated communications provider that offers a broad range of services to telecommunications-intensive businesses throughout the United States. In May 2000, Citizens Utilities will change its name to Citizens Communications. More information about Citizens can be found at www.czn.net.

This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These and all forward-looking statements (including oral representations) are only predictions or statements of current plans that are constantly under review by the company. All forward-looking statements may differ from actual results because of, but not limited to, changes in the local and overall economy, changes in market conditions for debt and equity securities, the nature and pace of technological changes, the number and effectiveness of competitors in the company's markets, success in overall strategy, changes in legal or regulatory policy, changes in legislation, the company's ability to identify future markets and successfully expand existing ones, the mix of products and services offered in the company's target markets, the effects of acquisitions and dispositions and the ability to effectively integrate businesses acquired. These important factors should be considered in evaluating any statement contained herein and/or made by the company or on its behalf. The foregoing information should be read in conjunction with the company's filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The company does not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

                                (Table to Follow)


                              Citizens Utilities Company and Subsidiaries
                                     Consolidated Financial Data
                                            (unaudited)
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                                                                                  For the quarter ended
                                                                                        March 31,
                                                                                --------------------------
                                                                                                                 %
(Amounts in thousands - except per-share amounts)                                      2000         1999       Change
                                                                                ---------------------------------------
Income Statement Data
Revenues from continuing operations (1)                                             $ 282,455    $ 264,750         7%
Operating income from continuing operations (2)                                        12,792        7,132        79%
Income from discontinued operations, net of tax                                        12,447       13,235        -6%
Net income (2)                                                                          7,326       11,730       -38%

EBITDA and Capital Expenditure Data (3)
EBITDA from continuing operations                                                   $  95,497    $  69,017        38%
EBITDA from discontinued operations                                                    47,167       42,947        10%
Total Company EBITDA                                                                  142,664      111,964        27%
EBITDA from continuing operations before acquisition assimilation expenses             99,471       69,017        44%

Per-Share Data  (4)
Basic net income per share of common stock (2)                                      $    0.03    $    0.05       -40%
EBITDA per share from continuing operations                                              0.36         0.27        33%
EBITDA per share from discontinued operations                                            0.18         0.17         6%
Total Company EBITDA per share                                                           0.54         0.43        26%
EBITDA per share from continuing operations before acquisition assimilation expenses     0.38         0.27        26%

Weighted average shares outstanding                                                   262,718      259,701         1%


(1) Continuing operations are comprised of the Company's Telecommunications and Electric Lightwave, Inc. (ELI), our Competitive
    Local Exchange Carrier (CLEC) businesses.  The Company is reporting its Public Services businesses as discontinued operations.
(2) Excludes 1999 gain on sale of investment.
(3) Operating income plus depreciation and amortization.
(4) Calculated based on weighted average shares outstanding.

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